UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2018

KOLDECK INC.
(Exact name of registrant as specified in its charter)

Nevada	333-213744	37-1817132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 9, Alley 27, Section 4, Renai Road, Daan District, Tapei, Taiwan	n/a
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 852-52389111

800 North Rainbow Blvd. Ste. 208,Las Vegas, NV 89107
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 8.01 Other Items

Reverse Stock Split

On October 26 2017, our Board of Directors approved a forward stock split of our issued and authorized shares of common stock on the basis of 20 new shares for one (1) old share. When completed the forward stock split will result in the increase of our authorized capital from 75,000,000 shares of common stock to 1,500,000 shares of common stock. Correspondingly, our issued and outstanding capital will increase from 5,590,000 shares of common stock to 111,800,000 shares of common stock. The $0.001 par value of our common shares will remain unchanged. 11. The forward stock split is payable upon surrender and no fractional shares shall be issued. Fractional shares shall be rounded up.

Name Change

Also on October 26, 2017, our board of directors approved an agreement and plan of merger for the purposes of changing our corporate name from Koldeck Inc. to Global House Holdings Ltd. Pursuant to the agreement and plan of merger, our company will merge with our wholly-owned subsidiary Global House Holdings Ltd., a Nevada corporation. Koldeck Inc. will remain the surviving company of the merger, continuing under the name Global House Holdings Ltd.

Effective Date of Forward Split and Name Change

The resolutions of our Board of Directors approving the above described forward stock split and name change were subject to the prior approval of the Financial Industry Regulatory Authority (FINRA). On January 31, 2018, in anticipation of FINRA approval, we filed a Certificate of Change and Articles of Merger with the Nevada Secretary of State to give effect to the forward stock split and name change. The name change and forward stock split were subsequently approved by FINRA on March 29, 2018 with a market effective date of April 3, 2018. As a result, effective April 3, 2018, we will adopt the new trading symbol GHHHD. After 20 business days, the symbol will change to GHHH. Our new CUSIP number will be 37891G108.

Item 9.01	Financial Statements and Exhibits

3.1	Articles of Merger filed with the Nevada Secretary of State on January 31, 2018

3.2	Certificate of Change filed with the Nevada Secretary of State on January 31, 2018

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KOLDECK INC.

/s/ Jian Han Chen
Jian Han Chen
President, Chief Executive Officer, Chief Financial Officer, Treasurer, Director

Date: April 2, 2018

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